Exhibit 99.2

June 12, 2008

Mark Stoleson

President

Legatum Limited

Level 9, Convention Tower

71082 Dubai, U.A.E.

Dear Mark,

Thank you for your letters dated June 8, 2008 and June 11, 2008.  The Sonus Board of Directors values Legatum’s input and appreciates your continued support of the Company.

The Board remains favorably inclined to the submission of qualified candidates to the Board of Directors by Legatum.  At this point in time, the Board would consider qualified candidates for a single, new Board position to be created, but is not inclined at this time to create two new Board seats to be filled by your candidates as you have requested.  We strongly disagree with your suggestion that Legatum is entitled to positions on the Board to reflect its proportional ownership in Sonus; all members of the Board represent the interests of all of the Company’s shareholders.

As we discussed during our call on Saturday, June 7th, the Board has established procedures for reviewing Board candidates and intends to fully comply with those procedures in considering your candidates.  We believe this process is consistent with best corporate practice in effect at other public companies.

On Saturday, we urged Legatum to identify its recommended candidates for the new Board position and, in your June 11 letter, you identified yourself and Derek Sheeler as the recommended candidates. The Nominating Committee will promptly and fairly consider your and Derek’s candidacies consistent with its established process and publicly-disclosed standards for Board membership, including standards of independence, and the business and personal affiliations of the candidates and of Legatum.  In connection with its review of any Legatum executive as a candidate, the Nominating Committee may have questions regarding Legatum’s portfolio companies and source of funds, and expect that you would be able to provide the requested information.

We share your interest in moving the process forward quickly.  However, as we have stated, the process cannot be completed responsibly prior to the June 20th annual meeting. We suggest that you and Derek arrange to meet with the members of the Nominating Committee as soon as practicable.  We expect that both Brian Thompson and Ed Anderson, the members of the Nominating Committee, will be at the annual meeting on Friday, June 20th so we may be able to schedule the meetings then.  You also may want to take the opportunity to meet with the other Board members who are attending the annual meeting.

Due to Legatum’s significant ownership position in Sonus and the access to material non-public information you or Derek or any other Legatum nominee would have as Sonus directors, and as is customary to protect the interests of all Sonus shareholders, we will require Legatum to enter into a comprehensive Shareholders Agreement, which would include among other provisions confidentiality and customary trading and standstill restrictions as a condition to the appointment of any Legatum nominee to the Board of Directors.

Finally, although we do not believe it is necessary to respond to each of the points in your June 8 letter, we disagree with a number of your factual statements and characterizations.  Contrary to your assertions, the Board and Company management have been responsive and cooperative in their discussions with Legatum.

The Board shares your desire to work together in the best interests of the Company and its shareholders.  We welcome your continued input and look forward to continue working with you in a productive and positive manner.

Yours sincerely,

Hassan M. Ahmed

Chairman of the Board of Directors

cc:           Sonus Board of Directors

Wilmer Cutler Pickering Hale and Dorr

Manatt Phelps & Phillips